EXHIBIT 10.1

FEDERAL HOME LOAN BANK OF SEATTLE

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this "Agreement"), dated as of ______, 2009, is entered into by and between Federal Home Loan Bank of Seattle, (the "Bank"), a federal home loan bank organized under the Federal Home Loan Bank Act, as amended (the "Act"), and ________________ ("lndemnitee"), a _____________ of the Bank.

RECITALS

A. The Bank and Indemnitee recognize the litigation risks inherent in service as a director or officer of the Bank, including the substantial costs involved in defending such matters.

B. The Bank's bylaws (the "Bylaws") provide for indemnification of the Bank's directors and officers as permitted by the Act and the rules and regulations promulgated thereunder (the "Rules").

C. The Bylaws specifically provide that they are not exclusive, and contemplate that contracts may be entered into between the Bank and its directors and officers with respect to indemnification.

D. Indemnitee has indicated a desire to supplement the indemnification provisions in the Bylaws to provide additional protections against the risks associated with Indemnitee's service to the Bank and further clarify Indemnitee's rights with respect to indemnification in certain circumstances.

E. To induce Indemnitee to continue Indemnitee's service as a director or officer of the Bank, the Bank and Indemnitee now agree that they should enter into this Indemnification Agreement.

AGREEMENT

1. Indemnification of Indemnitee

1.1 Scope

Subject to Section 4.1 and all other terms and conditions of this Agreement, the Bank agrees to indemnify and hold harmless Indemnitee, to the full extent permitted by law, whether or not specifically authorized by this Agreement, the Organization Certificate of the Bank (the "Organization Certificate"), the Bylaws, the Act, the Rules or otherwise, for any Indemnifiable Losses (as defined below) which Indemnitee is or becomes legally obligated to pay in connection with any Proceeding. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a federal home loan bank to indemnify a director or officer, such changes, to the extent that they would expand Indemnitee's indemnification rights, shall be within the purview of Indemnitee's rights and the Bank's obligations under this Agreement, and, to the extent that they would narrow Indemnitee's indemnification rights, shall not affect or limit the scope of this Agreement; provided, however, that any change that is required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee's rights.

1.2 Nonexclusivity

The indemnification provided by this Agreement is not exclusive of any rights to which Indemnitee may be entitled under the Organization Certificate, the Bylaws, any other agreement, any vote of disinterested directors, the Act, or otherwise, whether as to action in Indemnitee's official capacity or otherwise.

1.3 Definition of Indemnifiable Losses

For purposes of this Agreement, the term "Indemnifiable Losses" shall include (without limitation) any and all damages (compensatory, exemplary, punitive or otherwise), judgments, fines, penalties, settlements, costs, attorneys' fees and disbursements, costs of attachment or similar bonds, investigations, expenses of establishing a right to indemnification under this Agreement, and any other losses, claims, liabilities or other expenses incurred in connection with a Proceeding, subject to the limitations set forth in Section 4.1 below.

1.4 Definition of Proceeding

For purposes of this Agreement, the term "Proceeding" shall include (without limitation) any threatened, pending or completed claim, action, suit, hearing, arbitration, alternative dispute resolution mechanism or proceeding, including any appeal or other proceeding for review, whether brought by or in the right of the Bank or otherwise, whether of a civil, criminal, administrative or investigative nature, and whether formal or informal, in which Indemnitee may be or may have been involved as a party or otherwise (including without limitation as a witness), (a) by reason of the fact that Indemnitee is or was, or has agreed to become a director or officer of the Bank, (b) by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Indemnitee in connection with his or her service as a director or officer of the Bank, (c) by reason of any action taken by Indemnitee or of any inaction on Indemnitee's part while acting as such director or officer, or (d) by reason of the fact that Indemnitee was serving at the request of the Bank as a director, trustee, officer, employee, member or agent of the Bank or of the Affordable Housing Advisory Council or another corporation, partnership, joint venture, trust, trade association, fiscal agent or other enterprise (including without limitation employee benefit plans and administrative committees thereof) (which request will be conclusively presumed in the case of any of the foregoing that are "affiliates" of the Bank as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended); provided, however, that, except with respect to an action to enforce the provisions of this Agreement, the term "Proceeding" shall not include any action, suit, claim or proceeding instituted by or at the direction of Indemnitee seeking to enforce rights to indemnification, except for an Enforcement Action (as defined in Section 3.1), unless such action, suit, claim or proceeding is or was authorized or ratified by the Bank's Board of Directors.

1.5 Determination of Entitlement

In the event that a determination of Indemnitee's entitlement to indemnification is required pursuant to applicable law, such determination shall be made by: (i) a majority of a quorum of disinterested directors of the Bank acting by resolution duly adopted by such directors, or (ii) if such disinterested directors are unable to adopt such a resolution, by independent legal counsel selected by the disinterested directors of the Bank, or (iii) if neither (i) nor (ii) is permitted by the applicable law requiring the determination, then by the party specified in such applicable law as the determining party. "Disinterested director" shall mean a Director who does not have a personal interest in the determination of entitlement to indemnification. "Independent legal counsel" shall mean a law firm or a member of a law firm that is not presently, nor has been in the past three years, retained to represent: (i) the Bank or Indemnitee in any matter material to either party, or (ii) any other party to the Proceeding giving rise to the claim for indemnification. In any such determination of Indemnitee's entitlement to indemnification: (a) Indemnitee shall initially be presumed in all cases to be entitled to indemnification, (b) Indemnitee may establish a conclusive presumption of any fact necessary to such a determination by delivering to the Bank a declaration made under penalty of perjury that such fact is true and (c) unless the Bank shall deliver to Indemnitee written notice of a determination that Indemnitee is not entitled to indemnification within sixty (60) days of the Bank's receipt of Indemnitee's initial written request for indemnification, such determination shall conclusively be deemed to have been made in favor of the Bank's provision of indemnification and the Bank agrees not to assert otherwise.

1.6 Survival

The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to serve in a capacity referred to in Section 1.4(a)-(d).

1.7 Witness

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee is or was a director or officer of the Bank, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

2. Expense Advances

2.1 Generally

The right to indemnification for Indemnifiable Losses conferred by Section 1 shall include the right to have the Bank pay Indemnitee's expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding's final disposition (such right is referred to hereinafter as an "Expense Advance"), subject to Sections 2.2, 4 and 5 and all other terms and conditions of this Agreement.

2.2 Conditions to Expense Advance

The Bank's obligation to provide an Expense Advance is subject to Indemnitee or Indemnitee's representative having first executed and delivered to the Bank an undertaking, which need not be secured and shall be accepted without reference to Indemnitee's financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be finally adjudged that Indemnitee is not entitled to be indemnified under this Agreement or otherwise. Any matter to be determined under this Agreement will be "finally adjudged" if it has been determined in a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter of the dispute.

2.3 Subrogation

In the event of payment under this Agreement, the Bank shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Bank effectively to bring suit to enforce such rights.

3. Procedures for Enforcement

3.1 Enforcement

In the event that a claim for indemnification hereunder is made and is not paid in full within sixty (60) days after written notice of such claim is delivered to the Bank, except in the case of a claim for Expense Advance, in which case the applicable period shall be thirty (30) days, Indemnitee may, but need not, at any time bring suit against the Bank to recover the unpaid amount of the claim (an "Enforcement Action"), subject to all other terms, conditions and limitations of this Agreement.

3.2 Presumptions in Enforcement Action

In any Enforcement Action, the following presumptions (and limitation on presumptions) shall apply:

(a) The Bank shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it to induce Indemnitee to accept the position of, or to continue as a director or officer of the Bank;

(b) Indemnitee shall be presumed to be entitled to indemnification upon submission of a written claim (and, in an action brought to enforce a claim for an Expense Advance, where the required undertaking has been tendered to the Bank), and the Bank shall have the burden of proof to overcome the presumption that Indemnitee is so entitled;

(c) Neither (i) the failure of the Bank (including its Board of Directors or independent legal counsel) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Bank, its Board of Directors or independent legal counsel that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification; and

(d) Indemnitee shall be presumed to have acted in good faith if Indemnitee's action is based on the records or books of account of the Bank, including financial statements, or on information supplied to an Indemnitee by the officers of the Bank in the course of their duties, or on the advice of legal counsel for the Bank or on information or records given or reports made to the Bank by an independent certified public accountant or by an appraiser, actuary or other expert selected with reasonable care by the Bank. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Bank, unless affiliated with Indemnitee, shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 3.2(d) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Bank. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

3.3 Attorneys' Fees and Expenses for Enforcement Action

The Bank shall indemnify and hold harmless Indemnitee against all of Indemnitee's reasonable fees and expenses in bringing and pursuing any Enforcement Action (including reasonable attorneys' fees at any stage, including on appeal); provided, however, that the Bank shall not be required to provide such indemnity (a) if and to the extent that it has been finally adjudged that Indemnitee in such Enforcement Action is not entitled to such indemnity or (b) to the extent limited under Section 4.1 below.

4. Limitations

4.1 Limitation on Indemnity

Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to provide indemnification pursuant to this Agreement:

(a) for Indemnifiable Losses that have been paid directly to Indemnitee by an insurance carrier under a policy of insurance maintained by the Bank;

(b) on account of Indemnitee's conduct which is finally adjudged to have been intentional misconduct, a knowing violation of law, or a transaction from which Indemnitee derived personal benefit in money, property or services to which Indemnitee was not legally entitled;

(c) to the extent that Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement;

(d) if it has been finally adjudged that paying such indemnification is prohibited by applicable law;

(e) to the extent that attorneys' fees, costs and disbursements, or similar expenses, that otherwise would constitute Indemnifiable Losses hereunder are finally adjudged to be unreasonable, provided that the burden of proof that any Indemnifiable Losses are unreasonable shall be on the Bank; or

(f) to the extent such Indemnifiable Losses have been incurred by Indemnitee in violation of the terms of Section 5 below.

4.2 Partial Indemnification

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Bank for some or a portion of any Indemnifiable Losses in connection with a Proceeding, but not, however, for the total amount thereof, the Bank shall nevertheless indemnify Indemnitee for the portion of such Indemnifiable Losses to which Indemnitee is entitled. If Indemnitee is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Bank shall indemnify Indemnitee for all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.3 Mutual Acknowledgment

The Bank and Indemnitee acknowledge that, in certain instances applicable law, including federal law or public policy may prohibit the Bank from indemnifying Indemnitee under this Agreement or otherwise. For example, the Bank and Indemnitee acknowledge that the Securities and Exchange Commission has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws. Furthermore, Indemnitee understands and acknowledges that the Bank has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Bank's right under public policy to indemnify Indemnitee.

4.4 Contribution in the Event of Joint Liability

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any Proceeding in which the Bank is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Bank shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without requiring Indemnitee to contribute to such payment and the Bank hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Bank shall not enter into any settlement of anyProceeding in which the Bank is jointly liable with Indemnitee (or would be if joined in such Pproceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) If, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Bank is jointly liable with Indemnitee and for which the Bank would otherwise be obligated to indemnify Indemnitee under this Agreement, the Bank shall, to the extent permitted by applicable law, contribute to the amount of Indemnifiable Losses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance in writing by the Bank, which approval shall not be unreasonably withheld) actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Bank and all officers, directors or employees of the Bank other than Indemnitee, on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Bank and all officers, directors or employees of the Bank other than other Indemnitees who are jointly liable with Indemnitee, on the one hand, and all Indemnitees, on the other hand, in connection with the events that resulted in such Indemnifiable Losses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Bank and all officers, directors or employees of the Bank, other than Indemnitee, on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) The Bank hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Bank who may be jointly liable with Indemnitee.

5. Notification and Defense of Claim

5.1 Notification

Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim is to be made against the Bank under this Agreement, notify the President of the Bank or if the Indemnitte is the President, the General Counsel of the Bank, in writing of the nature and status of the Proceeding; provided, however, that the omission so to notify such officer of the Bank will not relieve the Bank from any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Bank.

If, at the time of the receipt of a notice of a claim pursuant to this Section 5.1, the Bank has director and officer liability insurance in effect, the Bank shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies (unless Indemnitee's involvement in such Proceeding is solely as a witness or there is otherwise no basis for asserting coverage). The Bank shall take all necessary action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

5.2 Defense of Claim

With respect to any such Proceeding as to which Indemnitee notifies the Bank of the commencement thereof or otherwise seeks indemnification hereunder:

(a) The Bank may participate at its own expense in such Proceeding;

(b) The Bank, jointly with any other indemnifying party similarly notified, may assume the defense of the Proceeding with counsel reasonably satisfactory to Indemnitee. After notice from the Bank to Indemnitee of its election to assume the defense, the Bank shall not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses of counsel (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense of such Proceeding, unless (i) the employment of counsel by Indemnitee has been authorized in advance by the Bank in writing, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Bank and Indemnitee in the conduct of the defense of such action and notified the Bank in writing to that effect in advance of the expense, (iii) the Bank shall not in fact have employed counsel to assume the defense of such action, or (iv) the Bank is not financially or legally able to perform its indemnification obligations, in each of which cases the fees and expenses of counsel shall be at the expense of the Bank. The Bank shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Bank or as to which Indemnitee shall have made the conclusion provided for in (ii) or (iv) above;

(c) The Bank shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee that would not be an Indemnifiable Loss hereunder for which indemnification would be provided by the Bank without Indemnitee's written consent.

6. Insurance

To the extent that the Bank maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Bank (or related persons thereof) or of any other corporation, partnership, joint venture, trust, employee benefit plan, trade association, fiscal agent or other enterprise which such person serves at the request of the Bank, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent (or related person thereof) under such policy or policies.

7. Miscellaneous

7.1 Entire Agreement; Interpretation of Agreement

This Agreement is the entire agreement of the parties regarding its subject matter and supersedes all prior written or oral communications or agreements. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to Indemnitee to the fullest extent now or hereafter permitted by law.

7.2 Severability

Nothing in this Agreement is intended to require or shall be construed as requiring the Bank to do or fail to do any act in violation of applicable law. The Bank's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable. If this Agreement or any portion shall be invalidated on any ground by any court of competent jurisdiction, then the Bank shall nevertheless indemnify Indemnitee to the full extent permitted by any portion of this Agreement not invalidated, and the balance of this Agreement shall be enforceable in accordance with its terms.

7.3 Notices

Notices given pursuant to this Agreement shall be deemed duly given on the date of personal delivery, on the date sent by fax or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the party at its address below or such other address of which the addressee may subsequently notify the other parties in writing.

7.4 Governing Law

This Agreement and the rights and obligations of the parties shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and, to the extent state law may be applicable, the laws of the state of Washington.

7.5 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7.6 Amendments; Waivers

Neither this Agreement nor any provision may be amended except by written agreement signed by the parties. No waiver of any breach or default shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

7.7 Duration; Successors and Assigns

This Agreement shall continue so long as Indemnitee shall be subject to any possible Proceeding by reason of the fact that he or she is or was a director or officer of the Bank and shall be applicable to Proceedings commenced or continued after execution of this Agreement. This Agreement shall be binding upon the Bank and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee's spouse, assigns, heirs, devisees, executors, administrators and other legal representatives, whether or not Indemnitee has ceased to be a director or officer of the Bank. The Bank shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the Bank's business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.
BANK: FEDERAL HOME LOAN BANK OF SEATTLE By: Its Address: 1501 Fourth Avenue, Suite 1800 Seattle, Washington 98101-1693
INDEMNITEE: Name: _______________ Address: